Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Preferred Stock Dividends

NEW YORK, December 20, 2019 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL/ GNL PRA / GNL PRB) announced today that it intends to continue to pay dividends on a quarterly basis on its 7.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.8125 per share or $0.453125 per share on a quarterly basis. Dividends on the Series A Preferred Stock are payable in arrears to Series A Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day).

Accordingly, GNL declared a dividend of $0.453125 per share of Series A Preferred Stock payable on January 15, 2020 to Series A Preferred Stock holders of record at the close of business on January 3, 2020.

In addition, GNL announced today that it intends to pay dividends on a quarterly basis on its 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”) at an annualized rate of $1.71875 per share or $0.4296875 per share on a quarterly basis. Dividends on the Series B Preferred Stock are payable in arrears to Series B Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day). January 15, 2020 is the first quarterly payment date since the Series B Preferred Stock was originally issued and represents an accrual for less than a full quarter, covering the period from November 26, 2019 to December 31, 2019.

Accordingly, GNL declared a dividend of $0.1671 per share of Series B Preferred Stock covering the period from November 26, 2019 to December 31, 2019 and payable on January 15, 2020 to Series B Preferred Stock holders of record at the close of business on January 3, 2020.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K for the year ended December 31, 2018 filed February 28, 2019 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510